Exhibit 10.5

DIRECTORS DESIGNATION AGREEMENT

This Directors Designation Agreement (this “Agreement”), dated as of February 1, 2012, by and among Real Estate Strategies L.P., a Bermuda Limited Partnership (“RES” or, the “Purchaser”, or the “Investor” and Supertel Hospitality, Inc., a Virginia corporation (the “Company” or “SPPR”).

W I T N E S S E T H:

WHEREAS, on or about the date hereof, the Investor has agreed, subject to certain conditions, to purchase from the Company 2,000,000 shares of the Company’s Series C Cumulative Convertible Preferred Shares, par value $0.01 per share (the “Initial Preferred Shares”), with an irrevocable option to purchase up to 1,000,000 additional shares of the Company’s Series C Cumulative Convertible Preferred Shares, par value $0.01 per share (the “Additional Preferred Shares”), (the Initial Preferred Shares plus the Additional Preferred Shares, if applicable, the “Preferred Shares”) pursuant that certain Purchase Agreement (the “Purchase Agreement”), dated as of November 16, 2011, by and among RES, the Company and Supertel Limited Partnership, L.P., a Virginia limited partnership (the “Operating Partnership”);

WHEREAS, concurrently in connection with the sale and purchase of the Preferred Shares, the Company intends to issue to Investor warrants (the “Warrants”) to purchase shares of common stock of the Company, par value $.01 per share (the “Common Stock”) on the terms contained therein;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Company has agreed to appoint up to four representatives designated by Investor as members of the Board of Directors of the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the transactions contemplated herein, the Company and the Investor have executed on the following documents, the Purchase Agreement, the Investor Rights and Conversion Agreement, dated as of February 1, 2012, (the “Investor Agreement”), a Common Stock Purchase Warrant dated as of February 1, 2012, (the “Warrant Agreement”), a Registration Rights Agreement, dated as of February 1, 2012, (the “Registration Rights Agreement”, and together with the Purchase Agreement, the Investor Agreement and the Warrant Agreement, the “Transaction Documents”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Defined Terms. In addition to the terms defined elsewhere herein, for purposes of this Agreement, the terms below shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person. For purposes of this Agreement, with respect to Investor, “Affiliate” shall not include the Company or any other Person that is directly, or indirectly through one or more intermediaries, controlled by the Company and, with respect to the Company, “Affiliate” shall not include Investor or any other Person that is directly, or indirectly through one or more intermediaries, controlled by Investor.

“Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” means, with respect to any securities, having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act.

“Board of Directors” means the Board of Directors of the Company.

“Closing Date” means the date upon which the Investor will purchase the Preferred Shares and deliver to the Company the purchase price pursuant to the Purchase Agreement.

“Designation Notice” shall mean written notice from Investor to the Company pursuant to which Investor shall notify the Company of its exercise of its right to designate a Qualified Replacement Designee to serve as a member of the Board of Directors, which notice shall identify such Person.

“D&O Questionnaire” means the questionnaire form attached hereto as Exhibit A.

“FINRA Questionnaire” means the questionnaire form attached hereto as Exhibit B.

“Independence Standards” means the categorical independence standards set forth in the Nasdaq Stock Market listing standards, as the same may be amended form time to time, and the Company’s Articles of Incorporation.

“Investor Designees” and “Investor Designee” mean respectively Daniel Elsztain, Jim Friend, Donald J. Landry, and John M. Sabin, and each of them individually, and any Qualified Replacement.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization.

“Qualified Replacement” means any Person designated by the Investor in a Designation Notice that (i) meets the Independence Standards but only if the failure to meet the Independence Standards would mean that the Company failed to have a majority of independent directors and (ii) completes the normal and customary background check and similar processes customary for appointments of directors of Nasdaq Stock Market listed companies, including completion of the D&O Questionnaire and the FINRA Questionnaire.

“Qualifying Ownership Period” means the period commencing on the Closing Date and ending on the date upon which the Investor or its Affiliates cease to Beneficially Own at least 7% of the voting power of the capital stock of the Company.

ARTICLE 2

BOARD DESIGNATION

Section 2.01. Investor Designees. The Company agrees to take, or cause to be taken, all actions necessary to elect or appoint (or cause to be elected or appointed) the Investor Designees to the Board of Directors effective as of the Closing Date. The Company also agrees to permit the Investor Designees, as of the Closing Date, to participate as independent directors (if so qualified) in all decisions regarding transactions that require the approval of independent directors under applicable law or the Articles of

Incorporation or bylaws of the Company, the annual Schedule 14A Proxy Statement of the Company and other relevant materials, and to allow an Investor Designee to attend meetings of any committee of the Board of Directors as a non-voting observer if there are no Investor Designees serving as a member of such committee. Investor Designees shall be granted the same rights and shall be subject to the same restrictions applicable to all directors of the Company generally. An Investor Designee will be appointed to the Nominating Committee of the Board of Directors on the Closing Date, provided that Investor Designees shall not constitute a majority of the members of the Nominating Committee. An acquisition committee of the Board of Directors will be formed on the Closing Date, with the members of such committee consisting of at least an Investor Designee, the Company’s Chief Executive Officer and a director who is a member of the current Board of Directors.

Section 2.02. Number of Investor Designees. As of the Closing Date, and notwithstanding anything to the contrary the Investor and SPPR agree that SPPR shall appoint to its Board of Directors, subject to the Transaction Documents (including without limitation the Purchaser Interest upon Closing), up to four (4) knowledgeable and qualified Investor Designees to the Board of Directors. The Board shall consist of no more than nine (9) members after such appointments. The continuing members of the Board of Directors will be reasonably acceptable to both the current CEO of SPPR and the Purchaser. For so long as Purchaser collectively Beneficially Owns Common Stock and Preferred Shares that would represent at least thirty-four percent (34%) of all outstanding Common Shares and Preferred Shares (the “Purchaser Interest”), then Purchaser will be entitled to appoint four (4) members to the Board of Directors. For so long as the Purchaser Interest is less than thirty-four percent (34%) but more than twenty-two percent (22%), then Purchaser will be entitled to appoint three (3) members to the Board of Directors. For so long as the Purchaser Interest is less than twenty-two percent (22%) but is equal to or more than fourteen percent (14%), then Purchaser will be entitled to appoint two (2) members to the Board of Directors. For so long as the Purchaser Interest is less than fourteen percent (14%) but is equal to or more than seven percent (7%), then Purchaser will be entitled to appoint one (1) member to the Board of Directors. The Purchaser Interest shall include the fully diluted Beneficial Ownership of the Purchaser including Common Shares and Preferred Shares but excluding Warrants. The Purchaser may remove any Investor Designee from the Board at any time, for any reason or no reason. The Purchaser may replace at any time any Investor Designee who resigns or is removed with a Qualified Replacement. In the event directors are elected by the holders of SPPR preferred stock voting separately as a class because dividends on such preferred stock are in arrears, then such directors shall replace a member or members of the Board of Directors, other than Investor Designees, as necessary to maintain the Board of Directors at no more than nine (9) members.

The Purchaser will agree to vote for the election of the current directors of the SPPR Board who remain on the SPPR Board following appointment of the Investor Designees, and their successors as nominated by the Nominating Committee of the SPPR Board. At Purchaser’s option, a Investor Designee, meeting Nasdaq independence requirements, will be appointed to the Nominating Committee of the SPPR Board (provided that Investor Designees will not constitute a majority of the membership of the committee).

An acquisition committee of the SPPR Board will be formed as provided in Section 2.01 of this Agreement. Such acquisition committee will have authority to approve acquisitions or dispositions of Company assets up to amounts set by the SPPR Board.

Section 2.03. Replacement Director and Investor Designee Resignation. Subject to applicable law, and applicable stock exchange and securities market rules and regulations, during the Qualifying Ownership Period, in the event that an Investor Designee is unable to serve as a director of the Company (due to death, disability or otherwise), or the Investor decides to replace an Investor Designee, following such Investor Designee’s resignation or removal such Investor Designee’s replacement shall be nominated and designated by Investor pursuant to a Designation Notice, and the Company agrees to take, or cause to be taken, all actions necessary to cause such Qualified Replacement to be promptly appointed or elected to serve as a director of the Company, with the same rights provided in Section 2.01. With respect to any advance written resignation from the Board of Directors submitted by an Investor Designee to be effective upon the occurrence of one or more events specified therein, including upon notice from the Investor to the Company that such resignation is effective, the Company will promptly take, or cause to be taken, all action necessary to recognize such resignation and appoint the Qualified Replacement for such resigned Investor Designee to the Board of Directors.

Section 2.04. Recommendation and Solicitation of Proxies and Voting. At each shareholder vote for the general election of directors of the Company held (whether by a meeting or written consent of the stockholders of the Company) during the Qualifying Ownership Period, the Company, the Nominating Committee of the Board of Directors and the Board of Directors shall nominate and recommend for approval by the Company’s shareholders Investor Designees (up to the number the Investor is entitled to designate pursuant to Section 2.02) or, to the extent that an Investor Designee is unable to serve as a director of the Company (due to death, disability or incapacity), any Qualified Replacement for election as a director of the Company, and the Company shall also solicit proxies for Investor Designees or such Qualified Replacement to the same extent as it does for any of its other nominees to the Board of Directors; provided that (1) in the event that the Investor fails to send a timely Designation Notice in order for the Company to nominate a new Investor Designee, the Investor Designee then currently serving as a director shall be deemed to be the new Investor Designee and (2) to the extent that the Board of Directors reasonably determines, based upon Nasdaq Stock Market listing standards, that the proposed Investor Designee does not qualify as a Qualified Replacement, Investor shall be permitted to propose additional Persons until such time that the Board of Directors determines that a proposed Investor Designee qualifies as a Qualified Replacement to serve as a director of the Company.

At each shareholder vote for the general election of directors of the Company held (whether by a meeting or written consent of the stockholders of the Company) during the Qualifying Ownership Period, the Company, the Nominating Committee of the Board of Directors and the Board of Directors shall nominate and recommend for approval by the Company’s shareholders the current directors of the Board of Directors who remain on the Board of Directors following appointment of the Investor Designees, and upon their replacement for any cause, their successors as nominated by the Nominating Committee of the Board of Directors. The Investor agrees to vote for the election of the current directors of the Board of Directors who remain on the Board of Directors following appointment of the Investor Designees, and their successors as nominated by the Nominating Committee of the Board of Directors.

Section 2.05. Charters and Bylaws.

(a) Subject to compliance with applicable laws, rules and regulations, the Company shall take or cause to be taken all lawful action necessary to ensure that, at all times during the Qualifying Ownership Period, Articles of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended from time to time (the “Bylaws”) are not inconsistent with the provisions of this Agreement.

(b) The Company’s Articles of Incorporation and Bylaws shall continue to allow attendance at meetings of the Board of Directors and the Committees of the Board of Directors through telephone conference or video conference.

Section 2.06. Indemnification and Insurance.

(a) The Company shall make available to the Investor Designees, at the time of appointment to the Board of Directors, indemnification consistent with its current practices with respect to other directors of the Board of Directors, including entering into an indemnification agreement consistent with such agreements, if any, entered into with the Company’s other directors.

(b) The Company shall continue to maintain in full force and effect director and officer liability insurance for the benefit of the Investor Designees consistent with its current practices with respect to other directors of the Company.

Section 2.07. Further Obligations by the Company. The Company hereby agrees that during the Qualifying Ownership Period it shall: (i) unless otherwise consented to by the Investor Designee, provide the Investor Designees at least five (5) business days advance written notice to any meeting of the Board of Directors, notice which shall include the agenda proposed by the Chairman of the Board of Directors (and for any committee of the Board of Directors if no member of such committee is an Investor Designee) and any documents or information to be addressed or discussed during such meeting; and (ii) furnish the Investor Designees with such financial and operating data and other information with respect to the business, finance and properties of the Company as the Company prepares and compiles for members of its Board of Directors in the ordinary course.

Section 2.08. Obligations of Investor Designees or Qualified Replacement. Prior to appointment or election to the Board of Directors, Investor Designees and any individual that the Investor proposes as a potential Qualified Replacement shall complete, to the reasonable satisfaction of the Nominating Committee of the Board of Directors, the D&O Questionnaire and the FINRA Questionnaire.

Section 2.09. Independent Director Matters. The Investor represents that it will nominate sufficient Investor Designees to meet the Independence Standards when combined with the other existing independent directors of the Company. If at any time during the Qualifying Ownership Period an Investor Designee ceases to be considered as an “independent” director, and only if such action would cause the Company to fail to have a majority of independent directors, then the Investor shall designate a Qualified Replacement who qualifies as an “independent director” under applicable law, Nasdaq Stock Market listing standards, and the Company’s Articles of Incorporation.

Section 2.10. Injunctive Relief. The parties hereto hereby agree that it is impossible to measure in money the damages which will be suffered or incurred by Investor by reason of any breach or violation by the Company of its obligations set forth in this Article II. Accordingly, in the event of any such breach or violation, in addition to any other remedy at law or in equity that Investor may have available to it, Investor shall have the right to specific performance of such obligations.

Section 2.11. SPPR Senior Management. During any time the Purchaser has the right to have two or more Investor Designees to serve on the Board of Directors, then the Purchaser will have the right to require SPPR to hire one individual to the SPPR Senior Management team on terms reasonably acceptable to SPPR and the Purchaser and subject to SPPR Board approval. Such person may serve as an Investor Designee Director provided the majority of Board of Directors, exclusive of the Investor Designees, approve. It will be the responsibility of the SPPR CEO to identify and present candidates for the position, exclusive of any persons not acceptable to Purchaser.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Investor as follows:

Section 3.01. Corporation. The Company is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite power to own its properties and assets and to conduct its business as now conducted.

Section 3.02. Authorization and Validity of Agreement. The Company has the requisite trust power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and all other necessary corporate action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Investor, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

Section 3.03. No Conflict or Violation. The execution, delivery and performance by the Company of this Agreement does not and will not (i) violate or conflict with any provision of the Articles of Incorporation or bylaws of the Company (in each case, as amended and in effect on the date hereof and the Closing Date), (ii) violate any provision of law, or any order, judgment or decree of any governmental entity, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their respective properties or assets is subject.

ARTICLE 4

ADDITIONAL AGREEMENTS

Section 4.01. Term. This Agreement shall be effective as of the date hereof and shall continue in force and effect until the earlier of (i) the termination of the Purchase Agreement or (ii) the expiration of the Qualifying Ownership Period, at which time this Agreement shall be of no further force or effect.

Section 4.02. Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by facsimile, hand delivery, mail (registered or certified mail, postage prepaid, return receipt requested) or any courier service, in each case providing reasonable proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses and facsimile numbers:

If to Investor

Real Estate Strategies L.P.

Clarendon House 2, Church Street,

Hamilton HM CX, Bermuda:

c/o I

IRSA Inversiones y Representaciones Sociedad Anónima

Bolivar 108

C1091AAQ, Buenos Aires

Argentina

Attention: Mr. Eduardo Elsztain

Facsimile: +54 (11) 4323-7499

with copies to:

Zang, Bergel & Viñes Abogados

Florida 537, 18th Floor

C1005AAK, Buenos Aires

Argentina

Attention: Pablo Vergara del Carril

Facsimile: +54 (11) 5166-7070

If to the Company, to:

Supertel Hospitality, Inc.

1800 West Pasewalk Avenue, Suite 200

Norfolk, Nebraska 68701

United States

Attention: Chief Executive Officer

Facsimile: +1 (402) 371-4229

with a copy to:

McGrath North Mullin & Kratz, PC LLO

First National Tower, Suite 3700

1601 Dodge Street

Omaha, Nebraska 68102

United States

Attention: Guy Lawson

Facsimile: +1 (402) 952-1802

Section 4.03. CHOICE OF LAW AND FORUM. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each of the parties hereto hereby irrevocably consents, to the maximum extent permitted by law, that any action or proceeding relating to this Agreement or the transactions contemplated hereby shall be brought, at the option of the party instituting the action or proceeding, in any court of general jurisdiction in New York County, New York, in the United States District Court for the Southern District of New York or in any state or federal court sitting in the area currently comprising the Southern District of New York. Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten days after the same shall have been posted or delivered to a nationally recognized courier service. Nothing contained in this shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 4.04. Limitations on Rights of Third Parties. Except as otherwise set forth herein, nothing in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their respective successors, any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 4.05. Assignment. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of the parties hereto and any purported or attempted assignment or other transfer of rights or obligations under this Agreement without such consent shall be void and of no force or effect.

Section 4.06. No Joint Venture or Business Entity. Nothing expressed or implied in this Agreement is intended or shall be construed to create or establish a joint venture, partnership or other business entity by, among or between the parties hereto.

Section 4.07. Amendments. This Agreement may not be amended, modified or altered, and no provision hereof may be waived, in any such case in whole or in part, except by a subsequent writing signed by the parties hereto.

Section 4.08. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body of competent jurisdiction to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

Section 4.09. Headings. The headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Director Designation Agreement to be duly executed as of the day and year first above written.

REAL ESTATE STRATEGIES L.P
By:

JIWIN S.A.
General Partner

/s/ Eduardo Elsztain
Name: Eduardo Elsztain
Title: Chairman

SUPERTEL HOSPITALITY, INC.

By:

/s/ Kelly A. Walters

Name: Kelly A. Walters
Title: Chief Executive Officer

Director Designation Agreement Signature Page